UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2009

SAN JOAQUIN BANCORP
(Exact name of registrant as specified in charter)

California	000-52165	20-5002515

(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

1000 Truxtun Avenue, Bakersfield, California 93301
(Address of Principal Executive Offices) (Zip Code)

661-281-0360
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2009, following discussions with the Compensation Committee (“Committee”) of San Joaquin Bancorp (“Company”), Bruce Maclin, the Company’s Chairman and Chief Executive Officer, decided to reduce to fifty percent (50%) the time he would devote to executive employment functions in his capacity as the Company’s Chief Executive Officer. Mr. Maclin and the Committee agreed that Mr. Maclin’s annual base salary would be reduced proportionately such that effective as of January 1, 2009 his new base salary will be $232,608. Mr. Maclin’s decision to further reduce his executive functions follows the twenty percent (20%) reduction related solely to employment duties that had previously been announced in connection with his partial retirement, effective March 1, 2008. No changes were made in connection with any other existing compensatory arrangements between Mr. Maclin and the Company. The latest reduction in the amount of time Mr. Maclin commits to the Company in connection with his employment was not due to any disagreement with the Company, on any matter relating to its operations, policies or practices. Mr. Maclin will continue to serve as the Company’s Chairman of the Board and Chief Executive Officer and Chairman of the Board of the Company’s wholly owned subsidiary, San Joaquin Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAN JOAQUIN BANCORP By: /s/ Stephen M. Annis

Executive Vice President and Chief Financial Officer Date: January 12, 2009